                                                                    EXHIBIT a(3)

To:

From:

Re: Option-Exchange Rescission Offer


         1. In December 2002, you accepted an offer (the "Exchange Offer") by BindView to surrender certain stock options ("Qualifying Old Options"). Pursuant to the Exchange Offer, you are scheduled to receive new options ("New Options") on or after June 16, 2003.

         2. The staff of the Division of Corporation Finance of the Securities and Exchange Commission ("SEC") is taking the position that compensatory exchange offers such as the Exchange Offer are subject to the "issuer tender offer" rules.

         3. As a result of the SEC's position, BindView is extending a rescission offer to you and to the other people who accepted the Exchange Offer. As described in more detail below, we are offering to "undo" your December acceptance of the Exchange Offer; if you accept the rescission offer, instead of receiving New Options when they are granted, you will immediately get back your Qualifying Old Options, as if you had never accepted the Exchange Offer in the first place.

         4. Attached are documents entitled:

                  (a) "Offer to Rescind the Exchange of Certain Outstanding Options for New Options" (the "Rescission Offer Document") ;

                  (b) "Addendum for Employees in India" -- employees of BindView India Private Limited should read this as part of the Rescission Offer Document;

                  (c)      "Notice to Withdraw from Exchange Offer."

         5. Please read these documents carefully in deciding whether you wish to accept the rescission offer. If you decide to accept the rescission offer, you must follow the instructions in the Rescission Offer Document.

         6. The deadline for accepting the rescission offer -- which we reserve the right to extend as set forth in the Rescission Offer Document -- is 5 p.m. Houston time (or Pune time for employees of BindView India Private Limited) on June 27, 2003.

         7. Because the rescission offer will not expire until June 27, 2003, we will issue New Options (to those who do not accept the rescission offer) on or about June 30, 2003.

         8. If you have questions that are not answered in the Rescission Offer Document and the Addendum for Employees in India, please submit them via email to the special Outlook address "Option Exchange Questions" (OptionExchangeQuestions@bindview.com). We cannot promise personal replies to individual questions, but we will try to post answers to questions of general interest on ViewPoint (the BindView internal Web site).


                                      -2-